Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective as of this 24th day of June, 2016 (the “Effective Date”), by and between Citizens Community Bancorp, Inc., a Maryland corporation, (the “Holding Company”) and its wholly-owned subsidiary, Citizens Community Federal, N.A., a national banking association (the “Bank”) (collectively, the “Company”), and Stephen Bianchi (“Executive”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to be so employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Employment. Executive's employment hereunder shall commence as of the Effective Date set forth above, and continuing thereafter for a period of two (2) years, unless and until terminated pursuant to the terms of Section 4 of this Agreement (the “Term”). Notwithstanding the foregoing, the Term shall automatically be extended for additional one-year periods (each, a “Renewal Term”) on the terms and conditions provided herein, unless either party shall give the other party no less than ninety (90) days' written notice prior to the expiration of the Term or Renewal Term, as applicable. The Term and the Renewal Term, if applicable, shall be collectively referred to as the “Employment Term.”

2. Position and Duties.

(a) Position. During the Employment Term, Executive shall serve as the President of the Bank, and President and Chief Executive Officer of the Holding Company, reporting exclusively to the Holding Company's Board of Directors (the “Board”). Executive shall also serve as an appointed member of Board of Directors of the Bank (the “Bank Board”). In such positions, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board and as are customarily performed by persons situated in a similar executive capacity.

(b) Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) acting or serving as a director, trustee, conm1ittee member or principal of any type of business, civic or charitable organization, or (ii) owning any interest in any other corporation, business or enterprise, subject to Section 6 below.

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3. Compensation and Benefits.

(a) Salary. The Company shall pay Executive a salary of Three Hundred Thousand and 00/100 Dollars ($300,000.00) per year, payable in regular biweekly installments, in accordance with the Company's usual payroll procedures (the “Salary”). Following the initial Term of the Agreement, Executive's base Salary shall be subject to annual review and may be increased based on Executive's performance and contribution to the Firm, as determined by the Board.

(b) Performance Bonus. For each full year of the Employment Term, Executive shall be eligible for an annual performance bonus (the “Performance Bonus”) determined by the Board or its delegate, which shall be based on such financial or other factors, goals and objectives as the Board and Executive mutually establish on an annual basis coinciding with the fiscal year of the Company. The target of the Performance Bonus shall be twenty-five percent (25%) of Executive's base Salary, with Executive eligible to earn between zero percent (0%) and two hundred percent (200%) of the target Performance Salary Bonus. Any Performance Bonus earned by Executive shall be paid no later than January 15 of the year following the fiscal year in which the Performance Bonus is applicable. Executive shall be first eligible for the Performance Bonus with respect to the fiscal year of the Company commencing October 1, 2016.

(c) Stock Awards.

(1)	Restricted Stock. As of the Effective Date of this Agreement, and subject to Executive's execution of a Restricted Stock Award Agreement (the “Restricted Stock Award Agreement,” which shall be provided separately) granted pursuant to the Company's Equity Incentive Plan (the “Plan”), Executive shall be granted One Hundred Thousand Dollars ($100,000.00) worth (based on the closing trading price on the Effective Date) of restricted common stock in the Company, as defined in the Restricted Stock Award Agreement. Such shares shall generally vest ratably over five (5) years, but shall fully vest upon Executive's termination of Employment pursuant to Section 4(c) and Executive's compliance with Section 5(d). Executive will be eligible to receive subsequent grants of shares following Executive's first anniversary of employment during the first quarter of each fiscal year, in a quantity and form that is consistent with the Plan.

(2)	Stock Option. As of the Effective Date, Executive shall receive a grant of Twenty Thousand (20,000) stock options (“Options”) in the Holding Company, subject to Executive's execution of a Restricted Stock Award Agreement (the “Option Agreement,” which shall be provided separately) granted pursuant to the Plan. The Option Agreement shall contain the terms and conditions of the grant of the Options. The Options shall be granted at fair market value based on a strike price equal to the closing price as of the Effective Date. Executive will be eligible to receive subsequent grants of Options following Executive's first anniversary of employment during the first quarter of each fiscal year, in a quantity and form that is consistent with the Plan.

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(d) Benefits. Executive shall be entitled to participate in any and all benefit programs, such as health insurance and retirement plans that the Company establishes and makes available to its other similarly situated senior executives from time to time, provided that Executive is eligible to participate under the plan documents governing those programs.

(e) Vacation. During the Employment Term, Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated senior executives of the Company, provided that Executive shall be entitled to not less than four (4) weeks of vacation per year. For the 2016 fiscal year, the Executive's vacation entitlement shall be for four (4) weeks pro-rated based upon the Effective Date of this Agreement. Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

(f) Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

(g) Automobile Expenses. The Company shall pay Executive a monthly automotive allowance of $600.00 during the Term and any Renewal Term and will reimburse Executive for the use by Executive of Executive's personal automobile in connection with Executive's performance of his/her job duties to the maximum extent permissible under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) Moving Expenses. Executive shall be entitled to reimbursement of the reasonable cost of the following moving expenses due to the relocation of the Employee at the direction of the Company, provided that Executive obtains at least two bids for such relocation expenses and chooses the lesser of the two bids.

(i) Housing Allowance. The Company shall pay Executive the reasonable costs and expenses of temporary housing in Eau Claire, Wisconsin for the first seven (7) months of the Term of this Agreement or the date upon which Executive obtains a sublease of his apartment in Sioux Falls, South Dakota, whichever occurs first.

(j) Withholdings and Taxes. All payments to Executive will be payable pursuant to the Company's normal payroll practices. The Company shall deduct from all payments to Executive hereunder any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to Executive hereunder are stated herein before any such deductions.

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(k) Liability Insurance; Indemnification. The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Bank's expense or, in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but are not limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements, and such settlements shall be approved by the Board; provided, however, that such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct or gross negligence in the performance of his duties as a director or officer of the Bank.

4. Termination of Employment. During the Employment Term, Executive's employment and this Agreement may be terminated only under the following circumstances.

(a) Termination by the Company for Cause, or by Executive without Good Reason. The Employment Term and Executive's employment hereunder may be terminated immediately by the Company for Cause, and shall terminate upon Executive's resignation without Good Reason; provided, that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason.

(b) Definition of Cause. For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board that Executive has: (A) committed a material act of dishonesty or disloyalty involving the Company; (B) committed a felony or misdemeanor involving dishonesty or moral turpitude which has a material adverse effect on the business of the Company; (C) engaged in willful conduct which is materially injurious to the Company; or (D) materially breached any provision of this Agreement, which breach is not cured within thirty (30) days after written notice thereof is given to Executive, explaining in reasonable detail the nature of such asserted breach.

(c) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive, (A) the material diminution of Executive's job responsibilities as such responsibilities exist as of the Effective Date; (B) the material reduction in Executive's Salary, or benefits under Section 3(d), unless such reduction is part of a reduction in compensation for all Executives of the Company in general; (C) Executive is reassigned by the Company to job duties requiring him to move his residence to a location more than 50 miles from the city limits of Eau Claire, WI; or (D) a Change in Control (as defined below); provided, however, that a Change in Control shall not be deemed to be Good Reason for Executive's voluntary termination if: (i) the Company has previously provided notice to Executive of termination or nonrenewal as set forth herein; or (ii) Executive, in his sole discretion, accepts continued employment with the Bank or its successor within 30 days following the Change in Control.

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(d) Notice Requirements for Good Reason Termination. In no event shall Good Reason exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided that if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(e) Change in Control. For the purposes of this Agreement, “Change in Control” shall mean any of the following:

i.	The acquisition by any individual, entity or group (a “Person”) (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either [a] the then outstanding shares of common stock of Citizens Community Bancorp, Inc. (the “Company”) or the Bank (the “Outstanding Common Stock”) or [b] the combined voting power of the then outstanding voting securities of the Company or the Bank entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: [i] any acquisition directly from the Company or the Bank, [ii] any acquisition by the Company or the Bank, [iii] any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or any corporation controlled by the Company.

ii.	Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

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iii.	Approval by the shareholders of the Company or the Bank of a reorganization, merger or consolidation (a “Business Combination”) of the Company or the Bank, in each case, unless, following such Business Combination, the Company and the Bank or their successors as a result of the Business Combination continue to be controlled by Persons who were the holders of the Outstanding Common Stock immediately prior to the Business Combination.

iv.	Approval by the shareholders of the Company or the Bank of [a] a complete liquidation or dissolution of the Company or [b] the sale or other disposition of all or substantially all of the assets of the Company or the Bank.

(f) Termination by Reason of Death or Disability. Executive's employment hereunder shall terminate automatically upon Executive's death during the Employment Term. If the Company determines in good faith that a Disability (as defined below) of Executive has occurred during the Term, the Company may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive; provided, that within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, “Disability” has the same meaning as in the Company's long-term disability plan, or if there is no such plan, or no definition in such plan, “Disability” means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least one hundred eighty (180) consecutive days and, which condition, in the opinion of an independent physician selected by the Company, is expected to be permanent or to have a duration of more than one (1) year.

(g) Termination by the Company without Cause, or Resignation by Executive for Good Reason. The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by resignation by Executive for Good Reason.

(h) Notice of Termination. Any purported termination of Executive's employment by either party shall be communicated by written Notice of Termination to the other party. As used herein, “Termination Date” shall mean in the case of Executive's death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination which shall be at least 30 days following the date of the Notice of Termination, except for termination for Cause which may be on or after the date of the Notice of Termination.

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(i) Termination or Suspension Under Federal Law. Notwithstanding anything herein to the contrary:

i.	If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or 8(g)(l ) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. § 1818(e)(4) and (g)(l)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

ii.	If the Bank is in default (as defined in section 3(x)(l) of (FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph shall not affect the vested rights of the parties.

iii.	All obligations under this Agreement may be terminated, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank [a] by an appropriate officer of the Bank's primary federal regulator, or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDIA, or [b] at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

iv.	If a notice served under section 8(e)(3) or (g)(l) of the FDIA (12 U.S.C.§ 1818(e)(3) or (g)(l)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion [a] pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and/or [b] reinstate (in whole or in part) any of its obligations which were suspended.

5. Obligations Upon Termination.

(a) Termination by the Company for Cause, or by Executive without Good Reason. If Executive's employment with the Company is terminated by the Company for Cause, or is voluntarily terminated by Executive without Good Reason, the Company will pay or provide Executive with the following: (i) Executive's Salary earned but unpaid as of the Termination Date, payable in a lump sum within thirty (30) days after the Termination Date (or earlier to the extent required by law); and (ii) all vested benefits to which Executive is entitled under any benefit plans set forth in the benefits section hereof in accordance with the terms of such plans through the Termination Date (collectively, the “Accrued Obligations”). Executive shall forfeit any other unvested amounts, including any unearned bonuses.

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(b) Termination by Reason of Disability or Death. If Executive's employment with the Company is terminated during the Employment Term by reason of Executive's Disability or death, the Company will pay and/or provide Executive or Executive's legal representative, as the case may be, (i) the Accrued Obligations; and (ii) a pro-rated Performance Bonus, payable on the same terms and conditions and at the same time as payable to other senior executives of the Company.

(c) Termination by the Company without Cause, or Resignation by Executive with Good Reason. If Executive's employment with the Company is terminated by the Company without Cause or by Executive with Good Reason and Executive irrevocably executes the Release as specified in Section 5(d), upon expiration of any revocation period applicable to the Release, the Company will pay or provide Executive with the following:

i.	the Accrued Obligations;

ii.	a pro-rated Performance Bonus for the year in which the termination occurs, based on the amount of his Performance Bonus that the Executive would have been expected to have earned for such year if his employment continued through the end of the year;

iii.	a payment equal to two hundred percent (200%) of (A) the Executive's annual Salary at the time of termination, (B) the pro-rated Performance Bonus for the year in which the termination occurs, and (C) the fair market value of any stock awards issued pursuant to this Agreement and the Company's Plan as of the grant date of such stocks, exclusive of the initial grant of restricted stock pursuant to Section 3(c)(1) of this Agreement.

iv.	provided that Executive or his/her spouse or dependents elect continuation coverage under a group health plan of the Company pursuant to the requirements of Section 4980B of the Code, as amended, and any similar applicable law, (“COBRA”), continued participation in the Company's medical and dental plans with monthly premiums to be paid by the Company until the earlier of (A) Executive's eligibility for coverage under another employer's group health plan, (B) termination of Executive's or his spouse's or dependents' rights to continuation coverage under COBRA, or (C) eighteen (18) months following the termination of Executive's employment with the Company. Executive agrees and acknowledges that the period of coverage under such plans shall run concurrently with such plans' obligations to provide continuation coverage pursuant to COBRA, and that this subsection shall not limit such plans' obligations to provide continuation coverage under COBRA.

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(d) Release. No obligations of the Company or the Bank with respect to payments to Executive pursuant to Section 5(c) or the vesting of Restricted Stock or Options pursuant to Section 5(e) shall exist or apply unless Executive has irrevocably executed the General Release in the form attached as Exhibit A and the expiration of any applicable revocation period with respect to the General Release within 21 days after Executive's Termination Date.

(e) Vesting. Provided Executive is in compliance with all covenants contained in Section 6 on the first anniversary of the Termination Date, all Restricted Stock and Options granted to Executive under Section 3(c) shall be deemed to have vested in their entirety as of the Termination Date.

6. Restrictive Covenants.

(a) Need for Restrictions. Executive acknowledges and agrees that the Company's business, technical, and customer information is established and maintained at great expense to the Company and is of significant value to the Company, and that by virtue of employment with the Company, Executive will have information pertaining to, unique and extensive exposure to, and personal contact with, the Company's business, technical and customer information which would enable Executive to compete unfairly with the Company. As a result, and in consideration of the Company's severance obligations under Section 5(c), Executive acknowledges and agrees that the following restrictions are necessary to protect the Company's business.

(b) Confidential Information. For purposes of this Agreement, “Confidential Information” means information disclosed to Executive or known by him as a result of or as disclosed in the course of Executive's employment with the Company which is not generally known to the public pe1iaining to the Company's business, including, but not limited to, operations, contracts, customers, proposals, research and development, procedures and protocols, operating models, financial information, pricing, strategic planning information, information stored in or developed for use with Company's computer systems, insurance plans, risk management information, or marketing programs, and third-party information that the Company may learn from its customers or clients. Confidential Information shall include any such information developed or created by Executive if the information was developed or created by Executive while executing Executive's duties for the Company or if the information was developed or created by Executive based upon any Confidential Information that Executive learned by virtue of Executive's employment with the Company. Confidential Information shall not include any information that Executive can demonstrate is in the public domain by means other than disclosure by Executive, but shall include non-public compilations, combinations, or analyses of otherwise public information.

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(c) Non-Disclosure of Confidential Information. For as long as Executive shall remain employed by the Company, and for a period of eighteen (18) months after termination of employment with the Company for any reason, Executive shall not directly or indirectly, under any circumstances, communicate or disclose to any person, firm, association, corporation, company or any other third party, any Confidential Information, and Executive will keep secret and in strict confidence and hold inviolate said Confidential Information. Executive further agrees, however, not to disclose to others or use at any time after the termination of his employment with the Company any Confidential Information that constitutes and remains a trade secret under the Wisconsin Trade Secrets Act, as amended (Section 134.90 Wis. Stats.), any Confidential Information that the Company received from a third party and continues to hold in confidence, and any Confidential Information that he is otherwise prohibited by law from disclosing to others or using. The prohibitions of this paragraph do not apply to Confidential Information after it has become generally known and/or in the public domain through no fault of Executive. The prohibitions of this paragraph also do not prohibit use of Executive's general skills and knowledge acquired during and prior to his employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information.

(d) Nonsolicitation of Customers. During Executive's employment, and for a period of eighteen (18) months following the termination of Executive's employment with the Company, whether voluntary or involuntary and whether with or without Cause, Executive shall not, directly or indirectly canvas, contact or solicit any “Active Customer” (as defined below) of the Company for the purpose of selling, offering or providing products or services which are the same as or substantially similar to the products or services provided by the Company at any time during the “Reference Period” (as defined below). “Active Customer” shall mean any person or entity which, within the 12-month period prior to the termination of Executive's employment with the Company (the “Reference Period”), received any products or services supplied by or on behalf of the Company; provided, however, “Active Customer” shall be further limited to those customers of the Company: (i) with whom Executive had material business contact as an Executive of the Company during the Reference Period; (ii) whose dealings with the Company were coordinated or supervised, in whole or in part, by Executive during the Reference Period; or (iii) about whom Executive obtained Special Knowledge (as defined below) as a result of Executive's position with the Company during the Reference Period. “Special Knowledge” means Confidential Information that is used, possessed by or developed for the Company in the course of soliciting, selling to or servicing a customer, including, but not limited to, existing or proposed bids, pricing and cost information, margins, negotiation strategies, sales strategies and information generated for customer engagements.

(e) Non-Solicitation of Company Personnel. During Executive's employment and for a further period of eighteen (18) months beginning on the termination of Executive's employment with the Company under any circumstances, Executive agrees that Executive shall not, directly or indirectly, solicit, encourage or induce any Executive, consultant, contractor, or other agent of the Company with whom Executive had substantial contact during the Reference Period to terminate a relationship (employment or otherwise), or breach any agreement with the Company.

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(f) Noncompetition. During Executive's employment, and for a period of eighteen (18) months following the termination of Executive's employment with the Company, whether voluntary or involuntary and whether with or without Cause, Executive shall not, directly or indirectly, have a financial interest in, or in a “Prohibited Capacity” (as defined below) become associated with, provide assistance or service to or engage in, that aspect of any firm, entity, business, activity or enterprise which: (i) competes with the Company anywhere within the “Restricted Territory” (as defined below); or (ii) which has [a] a physical bank retail location within the city limits of Mankato, Minnesota and [b] whose holding company has total assets of less than $10,000,000,000. For the sake of clarity, this noncompetition covenant applicable to Mankato, Minnesota pursuant to paragraph 6(f)(ii), above, would not apply to institutions such as Wells Fargo, US Bank, TCF Bank, and Associated Bank regardless of whether the aforementioned institutions maintain a physical bank retail location in Mankato, Minnesota. This restriction shall not apply to any activities conducted on behalf of an entity that is not a financial institution or owned or controlled by a financial institution, except to the extent such activities are for the benefit of a competitor. A “financial interest” shall not include the ownership of less than 5% of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. “Prohibited Capacity” means a capacity (i) involving duties or responsibilities substantially similar to those of Executive's position with the Company at any time during the Reference Period, (ii) involving management, sales or marketing duties or responsibilities, or (iii) reasonably likely to involve the use or disclosure of Confidential Information or trade secrets of the Company. The “Restricted Territory” means the territory within a 75-mile radius of the western most retail location of the Company within the city of Eau Claire, Wisconsin at the time of Executive's termination.

6. Enforcement.

(g) If, at the time of enforcement of the covenants contained in Section 6 above (collectively, the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the Restrictive Covenants to cover the maximum duration, scope and area permitted by law. Executive has had the opportunity to consult with Executive's own legal counsel regarding the Restrictive Covenants and agrees that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's businesses and agrees not to challenge the validity or enforceability of the Restrictive Covenants.

(h) If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

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i. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

ii. The right and remedy to require Executive to account for and pay over to the Company any profits, monies or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

7. Notices. All notices, demands or other communications shall be sent to Executive and the Company at the addresses indicated below to such other addresses or to the attention of such other persons as the recipient party has specified by prior written notice to the sending party, or in the case of the Executive, to the most recent address on record with the Company's Human Resource Department.

Notice to Executive

Stephen Bianchi

4310 N. Pennsylvania Avenue

Sioux Falls, SD 57107

Notice to Company

2174 Eastridge Center

Eau Claire WI 54701

Attn: Richard McHugh, Chairman of the Board

8. Attorneys' Fees. In the event that the either Party brings any action to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses, including reasonable attorneys' fees, incurred by the party prevailing on substantially all of the claims finally decided in the action, shall be paid by the other party with 120 days of the date that entry of judgment on the claims brought in the action becomes final and non-appealable. In addition, the Company shall pay Executive any reasonable legal fees and reasonable expenses incurred by Executive in connection with any dispute with any Federal state, or local governmental agency with respect to benefits claimed under this Agreement. Such reimbursement must be requested no later than two (2) months after the conclusion of the dispute and shall be paid within two months after the request for reimbursement.

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or illegal provision had never been contained herein.

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10. Complete Agreement. This Agreement contains the complete agreement and understanding between the parties related to Executive's employment, and supersedes, replaces, and preempts any prior understandings, agreements, or representations by or among the parties related to such employment, whether written or oral, which may have related to the subject matter herein in any way.

11. Survival. The provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement and Executive's employment with the Company.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the sai11e agreement.

13. Choice of Law. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

14. Amendments and Waiver. The provisions of this Agreement may be amended or waived only by a written instrument, with written consent by both the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CITIZENS COMMUNITY BANCORP, INC.		STEPHEN BIANCHI

By:	/s/ Richard McHugh	/s/ Stephen Bianchi
Its:	Chairman

CITIZENS COMMUNITY FEDERAL, N.A.

By:	/s/ Richard McHugh
Its:	Chairman

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